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                                                                     Exhibit 8.2


              [Letterhead of Cleary, Gottlieb, Steen & Hamilton]









Writer's Direct Dial:  (212) 225-2540

                                                 March 29, 1999


Camelot Music Holdings, Inc.
8000 Freedom Ave., N.W.
North Canton, OH  44720

Ladies and Gentlemen:

                  You have requested our opinion pursuant to Section 6.05 of the Agreement and Plan of Merger dated as of October 26, 1998 (the "Merger Agreement"), entered into among Trans World Entertainment Corporation, a New York corporation ("Parent"), CAQ Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Subco"), and Camelot Music Holdings, Inc. (the "Company"), with regard to certain U.S. federal income tax consequences of the merger of Subco with and into the Company (the "Merger"). All capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

                  In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement included therein that were filed with the Securities and Exchange Commission by the Company and Parent on March 29, 1999 in connection with the Merger, and in certificates and representations of officers and representatives of the Company and Parent. In addition, we have relied upon all such documents of the Company, the Company's representatives, and certain other persons and entities as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In rendering the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that all representations made therein are true and that the respective parties thereto and all parties having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents.


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Camelot Music Holdings, Inc., p. 2


                  The opinions expressed below are based on the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments of the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.

                  Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  (a) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

                  (b) No gain or loss will be recognized by Parent, Subco or the Company as a result of the Merger;

                  (c) No gain or loss will be recognized by stockholders of the Company who exchange their Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests in Parent Common Stock); and

                  (d) The tax basis of the Parent Common Stock received by stockholders who exchange all of their Company Common Stock for Parent Common Stock in the Merger will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor, less the tax basis allocable to any fractional share interests in Parent Common Stock.

                  Notwithstanding the foregoing, we express no opinion regarding the tax consequences of an exchange of Company Common Stock by a stockholder of the Company who received such shares as compensation for services. We express no opinion herein other than as to the federal income tax laws of the United States.

                  We hereby consent to the use of our name and the making of statements with respect to us under the caption "THE MERGER -- Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      CLEARY, GOTTLIEB, STEEN & HAMILTON


                                      By: /s/ Yaron Z. Reich
                                         -----------------------------------
                                         Yaron Z. Reich, a Partner